Exhibit 99.1

Direct Financial Obligations Accelerated or Increased as a Result of the Chapter 11 Cases

Contracted Party	Agreement Type	Date of Agreement	Outstanding Balance	Remaining Lease Obligation	Effect of Default

Hillair Capital Investments, LP	Convertible Debenture	2/7/14	$1,150,000.00
In the event of Bankruptcy, the outstanding principal amount of the debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash at the Mandatory Default Rate.  Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an interest rate equal to the lessor of 18% per annum or the maximum rate permitted under applicable law.

Hillair Capital Investments, LP (Bridge)	Convertible Debenture	12/18/14	$172,400.00
In the event of Bankruptcy, the outstanding principal amount of the debenture, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the Holder's election, immediately due and payable in cash at the Mandatory Default Rate.  Commencing 5 days after the occurrence of any Event of Default that results in the eventual acceleration of this Debenture, the interest rate on this Debenture shall accrue at an interest rate equal to the lessor of 18% per annum or the maximum rate permitted under applicable law.

Third Coast Bank	Secured AR Financing (Factor)	6/5/14	$700,000.00		The financial institution my immediately terminate the agreement and all obligations owed by the Company become immediately payable.

Robert DelVecchio (Brockington Revolver)	Revolving Line of Credit	3/10/09	$597,000.00	Lender has the right to declare the entire unpaid principal balance, together with accrued interest to be due immediately.

Pinewood Trading Fund, LP	Note payable	9/17/14	$103,000.00	The unpaid balance of this Note shall, without notice or demand, mature and become immediately payable

AmeriSource Bergen	Prime Vendor Agreement	3/1/14	$0	Vendor has the right to terminate agreement.

Contracted Party	Agreement Type	Date of Agreement	Outstanding Balance	Remaining Lease Obligation	Effect of Default

HD Smith Wholesale Drug Co.	Secondary Vendor Agreement	7/11/14	$80,000.00		Vendor has the right to terminate agreement.

Totem Square Partners	Office Lease	12/1/11	$-	$20,160.00	Landlord has the right to terminate lease and or take possession of the space.

Grupo Augacaliente LP	Office Lease	10/1/11	$-	$31,257.00	Landlord has the right to terminate lease and or take possession of the space.

Centrum Belleview, LLC	Office Lease	2/1/13	$-	$138,539.00
Landlord has the right to pursue any and all remedies available at law or equity, including without limitation to take possession of the premises, terminate the lease, suit or suite for the recovery of the rents.

King Waltham, LLC	Office Lease	10/01/12	$-	$118,406.00	Landlord has the right to terminate the lease and take possession of the space.

Acron Preston North, LP	Office Lease	12/01/14	$6,050.66	$277,857.97
Landlord has the right to terminate the lease and take possession of the premises, take possession of premises, enter upon the premises.  Tenant shall reimburse Landlord on demand as additional rent for any expenses landlord incurs in performing tenant's obligations under lease, together with interest at a rate of 18% per annum form the date incurred until repaid by tenant.

Primera Tennyson Partners, LLC	Office Lease	06/01/13	$-	$48,495.00	Landlord has the right to terminate lease, take possession of the space or alter all locks and other security devises with or without terminating the lease.